As filed with the Securities and Exchange Commission on May 23, 2019

Registration Statement No. 333-187585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NOMURA HORUDINGUSU KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.

(Translation of Registrant’s name into English)

Japan	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9-1, Nihonbashi 1-chome

Chuo-ku, Tokyo, 103-8645

Japan

(81-3-5255-1000)

(Address of Principal Executive Offices)

Stock Acquisition Rights (No. 36) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 38) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 41) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 43) of Nomura Holdings, Inc.

Stock Acquisition Rights (No. 44) of Nomura Holdings, Inc.

(Full Title of the Plan)

Nomura Securities International, Inc.

Worldwide Plaza, 309 West 49th Street

New York, New York 10019-7316

(Name and Address of Agent for Service)

(212-667-9000)

(Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .

EXPLANATORY NOTE

Nomura Holdings, Inc. (the “Registrant”) is hereby filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to amend the Registration Statement on Form S-8 filed on March 28, 2013 (File No. 333-187585) (the “Registration Statement”) to deregister certain shares registered in connection with options under the Stock Acquisition Rights (No. 38), the Stock Acquisition Rights (No. 41), the Stock Acquisition Rights (No. 43) and the Stock Acquisition Rights (No. 44) of Nomura Holdings, Inc.

Under the Registration Statement, 2,211,800 shares were registered in connection with the options under Stock Acquisition Rights (No. 36) of Nomura Holdings, Inc., 9,111,300 shares were registered in connection with the options under Stock Acquisition Rights (No. 38) of Nomura Holdings, Inc., 18,956,700 shares were registered in connection with the options under Stock Acquisition Rights (No. 41) of Nomura Holdings, Inc., 2,828,400 shares were registered in connection with the options under Stock Acquisition Rights (No. 43) of Nomura Holdings, Inc. and 13,093,900 shares were registered in connection with the options under Stock Acquisition Rights (No. 44) of Nomura Holdings, Inc.

Of the 9,111,300 shares relating to the options under the Stock Acquisition Rights (No. 38) of Nomura Holdings, Inc., 422,200 shares remained unsold at the termination of the exercise period for the options issued under the Stock Acquisition Rights (No. 38) of Nomura Holdings, Inc. on April 29, 2018. Of the 18,956,700 shares relating to the options under the Stock Acquisition Rights (No. 41) of Nomura Holdings, Inc., 276,900 shares remained unsold at the termination of the exercise period for the options issued under the Stock Acquisition Rights (No. 41) of Nomura Holdings, Inc. on May 24, 2018. Of the 2,828,400 shares relating to the options under the Stock Acquisition Rights (No. 43) of Nomura Holdings, Inc., 45,600 shares remained unsold at the termination of the exercise period for the options issued under the Stock Acquisition Rights (No. 43) of Nomura Holdings, Inc. on November 15, 2018. Of the 13,093,900 shares relating to the options under the Stock Acquisition Rights (No. 44) of Nomura Holdings, Inc., 59,400 shares remained unsold at the termination of the exercise period for the options issued under the Stock Acquisition Rights (No. 44) of Nomura Holdings, Inc. on April 19, 2018. No shares remained unsold at the termination of the exercise period for the options issued under the Stock Acquisition Rights (No. 36) of Nomura Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tokyo, Japan as of May 23, 2019.

NOMURA HOLDINGS, INC.

By:	/s/ Koji Nagai
Name:	Koji Nagai
Title:	Representative Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of May 23, 2019.

Signature	Title

/s/ Nobuyuki Koga Nobuyuki Koga	Director Chairman of the Board of Directors

/s/ Koji Nagai Koji Nagai	Director Representative Executive Officer (Principal Executive Officer)

/s/ Shoichi Nagamatsu Shoichi Nagamatsu	Director Representative Executive Officer

/s/ Hisato Miyashita Hisato Miyashita	Director

/s/ Hiroshi Kimura Hiroshi Kimura	Director

/s/ Kazuhiko Ishimura Kazuhiko Ishimura	Director

/s/ Noriaki Shimazaki Noriaki Shimazaki	Director

/s/ Mari Sono Mari Sono	Director

/s/ Michael Lim Choo San Michael Lim Choo San	Director

/s/ Laura Simone Unger Laura Simone Unger	Director

/s/ Takumi Kitamura Takumi Kitamura	Chief Financial Officer Executive Managing Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Tsutomu Takemura Tsutomu Takemura	Senior Managing Director (Authorized Representative in the United States)